Exhibit (d)(2)(ii)

November [ ], 2012

Reckitt Benckiser LLC
Morris Corporate Center IV
399 Interpace Parkway
P.O. Box 225
Parsippany, NJ 07054-0225
Attention: Kelly Slavitt

Ladies and Gentlemen:

Reference is made to that certain Agreement and Plan of Merger, dated as of the date hereof (as amended from time to time, the “Merger Agreement”), by and among Reckitt Benckiser LLC, a Delaware limited liability company (“Parent”), Ascot Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary of Parent (“Merger Sub”), and Schiff Nutrition International, Inc., a Delaware corporation (the “Company”) and solely for the purposes of Section 6.17 thereof, Reckitt Benckiser Group plc, a public limited company organized under the laws of England and Wales.  Capitalized terms used but not otherwise defined in this letter agreement will have the meanings set forth in the Merger Agreement.

The undersigned (the “Stockholder Party”) acknowledges and agrees that: (i) it has been provided with the execution copy of the Merger Agreement, and the Stockholder Party will benefit directly and substantially from the consummation of the Merger and the other transactions contemplated by the Merger Agreement; (ii) the execution and delivery of this letter agreement by the Stockholder Party is a condition and inducement to Parent’s and Merger Sub’s willingness to enter into the Merger Agreement; and (iii) Parent and Merger Sub are entitled to rely on the Stockholder Party’s performance of its obligations contained in this letter agreement.

In consideration of the mutual covenants and premises contained in this letter agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this letter agreement, intending to be legally bound, agree as follows:

1.                                      Representations and Warranties of the Stockholder Party.  The Stockholder Party hereby represents and warrants to Parent and Merger Sub as follows:

a.                                      As of the date hereof, the Stockholder Party is the record holder of 7,486,574 shares of Class B Common Stock (collectively, and together with any Shares hereafter issued to or otherwise acquired or owned beneficially or of record by the Stockholder Party, the “Subject Shares”), and, as of the date hereof, such shares of Class B Common Stock constitute all of the Equity Interests of the Company (including Shares) owned beneficially or of record by the Stockholder Party.  The Stockholder Party has the sole right and authority to vote and dispose of the Subject Shares, and none of the Subject Shares is subject to any (i) voting trust or other agreement, arrangement, understanding or restriction with respect to the voting of such Subject Shares (other than this letter agreement and that certain Stockholders Agreement, dated as of October 14, 2010 (as amended from time to time, the “Stockholders Agreement”), between the Stockholder Party and TPG STAR SNI, L.P., a Delaware limited partnership) or (ii) Lien of any nature whatsoever that would prevent the Stockholder Party from complying with its obligations under this letter agreement.(1)

b.                                      The Stockholder Party has all necessary corporate power and authority to execute and deliver this letter agreement and to perform its obligations hereunder.  The execution and delivery of this letter agreement by the Stockholder Party and the performance of its obligations hereunder have been duly authorized by all necessary corporate action, and no other corporate proceedings on the part of the Stockholder Party and no other votes or written consents or actions or proceedings by or on behalf of the Stockholder Party are necessary to authorize this letter agreement or the performance of the Stockholder Party’s obligations hereunder.  This letter agreement has been duly and validly executed and delivered by the Stockholder Party and constitutes the valid and binding obligation of the Stockholder Party, enforceable against the Stockholder Party in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar Laws, now or hereafter in effect, affecting creditors’ rights generally and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

c.                                       None of the execution, delivery or performance of this letter agreement by the Stockholder Party, or the Stockholder Party’s compliance with any of the provisions hereof will (with or without notice or lapse of time, or both): (a) conflict with or violate any provision of the Stockholder Party’s organizational or governing documents; (b) conflict with or violate any Law applicable to the Stockholder Party or the Subject Shares; or (c) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a change of control or default under, or result in termination or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien upon any of the Subject Shares pursuant to, any

(1)         Note to Draft:  Stockholder Party to update as necessary.

Contract that is binding on the Stockholder Party or any of its properties or assets.

2.                                      Agreement to Tender.  Unless the Expiration Date has occurred, the Stockholder Party shall, as promptly as practicable following the date hereof, validly tender (and shall not withdraw) the Subject Shares pursuant to and in accordance with the terms of the Offer.  Unless the Expiration Date has occurred, the Stockholder Party shall, as promptly as practicable following the date hereof, pursuant to and in accordance with the terms and conditions of the Offer, (a) deliver to the depositary designated in the Offer, (i) a letter of transmittal with respect to the Subject Shares complying with the terms of the Offer, (ii) certificates representing the Subject Shares, if applicable, and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer, and/or (b) instruct its broker or such other person who is the holder of record of any Subject Shares to tender such Subject Shares in the Offer pursuant to the terms and conditions of the Offer.  Unless the Expiration Date has occurred, the Stockholder Party shall not tender the Subject Shares into any exchange or tender offer commenced by a Person other than Parent, Merger Sub or any other Subsidiary of Parent.  Notwithstanding the foregoing, if the Expiration Date occurs due to a termination of the Merger Agreement pursuant to Article 8 thereof after the Stockholder Party has tendered any Subject Shares in the Offer in accordance with this Section 2, the Stockholder Party may withdraw any such Subject Shares pursuant to and in accordance with the terms and conditions of the Offer.

3.                                      Restrictions on Subject Shares.

a.                                      During the term of this letter agreement, the Stockholder Party will not, without the prior written consent of Parent: (i) other than pursuant to the Offer or the Merger, directly or indirectly, by operation of law or otherwise, sell, transfer, pledge, deposit, hypothecate, assign or otherwise dispose of (including by gift) or encumber, or enter into any Contract with respect to the sale, transfer, conversion, pledge, deposit, hypothecation, assignment or other disposition or encumbrance of, any Subject Shares to any Person (each, a “Transfer”); (ii) take any action or omit to take any action that would prohibit, prevent or preclude the Stockholder Party from performing its obligations under this letter agreement or that would make any representation or warranty contained herein untrue in any respect; or (iii) take any action that would materially delay or adversely affect the consummation of the Merger and the other transactions contemplated by the Merger Agreement.  Any purported Transfer of the Subject Shares in violation of this Section 3(a) will be null and void ab initio.

b.                                      During the term of this letter agreement, the Stockholder Party will not enter into any voting arrangement, whether by proxy, consent, power of attorney, voting agreement, voting trust, or otherwise, with respect to any Subject Shares and will not commit or agree to take any action prohibited by this letter agreement.  The Stockholder Party hereby revokes any and all such previous voting arrangements (other than the Stockholders Agreement).

c.                                       During the term of this letter agreement, the Stockholder Party will not, without the prior written consent of Parent, amend, modify, alter, change or otherwise revise the terms and conditions of the Stockholders Agreement.

4.                                      No Solicitation.

a.                                      During the term of this letter agreement, the Stockholder Party hereby agrees that it will not, and it will cause its and its affiliates’ Representatives not to, directly or indirectly, (i) solicit, initiate, seek or knowingly encourage or facilitate or take any action to solicit, initiate or seek or knowingly encourage or facilitate any inquiry, expression of interest, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any discussions or negotiations relating to, any Acquisition Proposal with any Person other than Parent or Merger Sub, or (iii) furnish to any Person other than Parent or Merger Sub any non-public information that the Stockholder Party or Representative believes or should reasonably expect would be used for the purposes of formulating any Acquisition Proposal.

b.                                      Without limiting the generality of Section 4(a), during the term of this letter agreement, the Stockholder Party hereby agrees that it will not, and it will cause its and its affiliates’ Representatives not to, directly or indirectly, (a) solicit proxies or become a participant in a solicitation (as such terms are defined in Rule 14a-1 under the Exchange Act (disregarding Rule 14a-1(l)(2)(iv) thereunder), including any otherwise exempt solicitation pursuant to Rule 14a-2(b) under the Exchange Act), in opposition to or competition with the consummation of the Offer or the Merger or otherwise encourage, advise or assist any party in taking or planning any action which would reasonably be expected to compete, impede or interfere with the consummation of the Offer or the Merger in accordance with the terms of the Merger Agreement, (b) directly or indirectly encourage, initiate, or cooperate in a stockholder’s vote or action by consent of the Company’s stockholders (whether by means of voting shares of capital stock or executing any written consent thereof or otherwise) in opposition to or in competition with the consummation of the Offer or the Merger, (c) become a member of a “group” (as such term is used in Rule 13d-5 under the Exchange Act) with respect to any voting securities of the Company for the purpose of opposing or competing with the consummation of the Offer or the Merger or (d) unless required by applicable Law, make any press release, public announcement or other non-confidential communication with respect to the business or affairs of the Company or Parent, including this letter agreement and the Merger

Agreement, the Offer and the transactions contemplated hereby and thereby, without the prior written consent of Parent.

c.                                       NOTWITHSTANDING ANYTHING CONTAINED IN THIS LETTER AGREEMENT TO THE CONTRARY, NOTHING IN THIS LETTER AGREEMENT SHALL IN ANY WAY (A) RESTRICT OR LIMIT ANY DESIGNEE OR REPRESENTATIVE OF THE STOCKHOLDER PARTY WHO IS A DIRECTOR OR OFFICER OF THE COMPANY FROM TAKING (OR OMITTING TO TAKE) ANY ACTION IN HIS OR HER CAPACITY AS A DIRECTOR OR OFFICER OF THE COMPANY TAKEN IN ORDER TO FULFILL HIS OR HER FIDUCIARY OBLIGATIONS, OR (B) RESTRICT OR LIMIT (OR REQUIRE THE STOCKHOLDER PARTY TO ATTEMPT TO RESTRICT OR LIMIT) ANY DESIGNEE OR REPRESENTATIVE OF SUCH STOCKHOLDER PARTY WHO IS A DIRECTOR OR OFFICER OF THE COMPANY FROM ACTING IN SUCH CAPACITY OR VOTING IN SUCH CAPACITY IN THE GOOD FAITH EXERCISE OF HIS OR HER FIDUCIARY DUTIES.  IT IS EXPRESSLY UNDERSTOOD THAT THE STOCKHOLDER PARTY IS NOT MAKING ANY AGREEMENT OR UNDERSTANDING HEREIN IN HIS, HER OR ITS CAPACITY AS, OR ON BEHALF OF ANY DESIGNEE OR REPRESENTATIVE OF THE STOCKHOLDER PARTY WHO IS, A DIRECTOR OR OFFICER OF THE COMPANY.  NOTWITHSTANDING THE FOREGOING, THE STOCKHOLDER PARTY ACKNOWLEDGES THAT THE DIRECTORS AND OFFICERS OF THE COMPANY ARE RESTRICTED IN THE MANNER SET FORTH IN THE MERGER AGREEMENT.

5.                                      Appropriate Action; Consents; Filings.  The Stockholder Party will (i) cooperate with the Company in connection with the implementation of Section 5.5 of the Merger Agreement and (ii) without limiting the foregoing, will use its reasonable best efforts to, as promptly as reasonably practicable, and in any event within [five] Business Days after the date hereof, make all necessary filings, and thereafter make any other required submissions required under the HSR Act, and will cooperate and coordinate with Parent and Merger Sub in the making of such filings and submissions.

6.                                      Waiver of Appraisal and Dissenters’ Rights and Actions.  The Stockholder Party hereby (a) waives and agrees not to exercise any rights of appraisal or rights to dissent from the Merger that the Stockholder Party may have and (b) agrees not to commence or participate in, and to take all actions necessary to opt out of any class in any class action with respect to, any claim, derivative or otherwise, (i) against the Company, any of its Representatives or any of its successors, including claims relating to the negotiation, execution, or delivery of this letter agreement or the Merger Agreement, the consummation of the Offer or the Merger, including any claim alleging a breach of any fiduciary duty of the Company Board in connection with the Merger Agreement, the consummation of the Offer or the Merger or the other transactions contemplated thereby, or (ii) challenging the validity of or seeking to enjoin the operation of any provision of this letter agreement.  The waiver contained in this Section 6 will be absolute and perpetual.

7.                                      Stockholder Capacity.  The Stockholder Party is entering into this letter agreement solely in its capacity as a beneficial owner of the Subject Shares.  For purposes of this letter agreement, (i) “affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person, (ii) beneficial ownership” (and related terms such as “beneficially own” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act, and (iii) “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or as trustee or executor, by Contract or credit arrangement or otherwise.  Such Stockholder Party acknowledges that it is a sophisticated party with respect to its Subject Shares and has adequate information concerning the business and financial condition of the Company to make an informed decision regarding the transactions contemplated by this letter agreement and has, independently and without reliance upon any of Parent or the Company and based on such information as such Stockholder Party has deemed appropriate, made its own analysis and decision to enter into this letter agreement.  Such Stockholder Party acknowledges that Parent and the Company have not made and are not making any representation or warranty, whether express or implied, of any kind or character except as expressly set forth in this letter agreement.

8.                                      Termination.  THIS LETTER AGREEMENT WILL AUTOMATICALLY TERMINATE UPON THE EARLIER OF: (A) THE MUTUAL WRITTEN CONSENT OF THE PARTIES HERETO AND (B) THE VALID TERMINATION OF THE MERGER AGREEMENT IN ACCORDANCE WITH ARTICLE 7 THEREOF.  NO TERMINATION OF THIS LETTER AGREEMENT SHALL RELIEVE OR OTHERWISE LIMIT ANY PARTY OF LIABILITY FOR ANY BREACH OF THIS LETTER AGREEMENT OCCURRING PRIOR TO SUCH TERMINATION.  SECTION 11 SHALL SURVIVE TERMINATION OF THIS LETTER AGREEMENT.

9.                                      Waivers and Amendments.  This letter agreement may be amended, modified, altered or supplemented only by a written instrument executed by all of the parties to this letter agreement.  Any failure of the parties to this letter agreement to comply with any obligation, covenant, agreement or condition in this letter agreement may be waived by the party entitled to the benefits thereof only by a written instrument signed by the party granting such waiver.  No delay on the part of any party to this letter agreement in exercising any right, power or privilege under this letter agreement will operate as a waiver thereof, nor will any waiver on the part of any party to this letter agreement of any right, power or privilege under this letter agreement operate as a waiver of any other right, power or privilege under this letter agreement, nor will any single or partial exercise of any right, power or privilege under this letter agreement preclude any other or further exercise thereof or the exercise of any other right, power or privilege under this letter agreement.

10.                               Certain Disclosures.  Subject to reasonable prior notice and approval (which shall not be unreasonably withheld, delayed or conditioned), the Stockholder Party shall permit and hereby authorizes Parent and the Company to publish and disclose the Stockholder Party’s identity and ownership of the Subject Shares and the nature of the Stockholder Party’s commitments, arrangements and understandings pursuant to this letter agreement and any other information that the Company reasonably determines to be necessary or desirable in any press release or any other disclosure document in connection with the Merger or any other transactions contemplated by the Merger Agreement (including the Schedule TO, the Offer to Purchase, the Schedule 14d-9 and the Information Statement).

11.                               Miscellaneous.

a.                                      Any notices or other communications required or permitted under, or otherwise given in connection with, this letter agreement will be in writing and will be deemed to have been duly given (i) when delivered or sent if delivered in Person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained) or (ii) on the next Business Day if transmitted by international overnight courier, in each case as follows:

If to Parent or Merger Sub, addressed to it at:

Reckitt Benckiser LLC
Morris Corporate Center IV
399 Interpace Parkway
P.O. Box 225
Parsippany, NJ, 07054-0225
Attn: Kelly Slavitt
Fax: (973) 404-5676

with a copy to (for information purposes only):

Paul, Weiss, Rifkind, Wharton & Garrison LLP,
1285 Avenue of the Americas
New York, NY 10019
Attention: Toby S. Myerson
Kelley D. Parker
Steven J. Williams
Facsimile No.: (212) 757-3990

If to the Stockholder Party, addressed to it at:

Weider Health and Fitness
21100 Erwin Street
Woodland Hills, CA 91367
Attention: Eric Weider
Facsimile No.: (818) 999-1541

with a copy to (for information purposes only):

Latham & Watkins LLP,
140 Scott Drive
Menlo Park, California 94062
Attention: Tad Freese
Jamie Leigh
Facsimile No.: (650) 463-2600

b.                                      Governing Law.  This letter agreement will be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to Laws that may be applicable under conflicts of Laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

c.                                       Consent to Jurisdiction.  Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Chancery Court, or, if the Chancery Court lacks subject matter jurisdiction of the action or proceeding, any Federal court of the United States of America, sitting in Delaware, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this letter agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally (i) agrees not to commence any such action or proceeding except in such courts, (ii) agrees that any claim in respect of any such action or proceeding may be heard and determined in such court, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any such court, (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court; and (v) consents to service of process in the manner and at the address set forth in Section 11(a).  Each of the parties hereto agrees that a final judgment in any such action or proceeding will be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Nothing in this letter agreement will affect the right of any party to this letter agreement to serve process in any other manner permitted by Law.

d.                                      Waiver of Jury Trial.  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS LETTER AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11(d).

e.                                       Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this letter agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties hereto will be entitled to seek an injunction or injunctions to prevent breaches of this letter agreement and to enforce specifically the terms and provisions hereof in any court referred to in Section 11(c), this being in addition to any other remedy to which they are entitled at Law or in equity.

f.                                        Severability.  If any term or other provision of this letter agreement is determined to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this letter agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this letter agreement so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

g.                                       Assignment.  This letter agreement will not be assigned by any party hereto by operation of Law or otherwise without the prior written consent of the other parties.  Subject to the preceding sentence, this letter agreement will be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective permitted successors and assigns.

h.                                      Counterparts.  This letter agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed will be deemed to be an original but all of which taken together will constitute one and the same agreement.

i.                                          Remedies Cumulative.  Except as otherwise provided in this letter agreement, any and all remedies in this letter agreement expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

j.                                         Expenses.  All costs and expenses incurred in connection with this letter agreement and the transactions contemplated by this letter agreement will be paid by the party incurring such expense.

k.                                      Headings.  The headings contained in this letter agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this letter agreement.

[Signature page follows]

Please indicate your agreement to the covenants and terms set forth above by executing this letter agreement where indicated below and returning a signed copy to the attention of the Stockholder Party.

Very truly yours,

WEIDER HEALTH AND FITNESS

By:
Name: Eric Weider
Title: President

Acknowledged and Agreed to:

RECKITT BENCKISER LLC

By:
Name: Frederic Larmuseau
Title: Senior Vice President and Manager

ASCOT ACQUISITION CORP.

By:
Name: Frederic Larmuseau
Title: President

[Signature Page to Letter Agreement (Weider Health and Fitness)]